UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
November 12, 2010
Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50976 (Commission File Number)	01-0666114 (IRS Employer Identification Number)
550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)
(312) 583-8700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
On November 12, 2010, Huron Consulting Group Inc. (the “Company”) posted supplementary financial information on its website to reflect the quarterly and annual 2009 results of operations and segment operating metrics excluding the effect of the discontinued operations of the business as of September 30, 2010. A copy of the supplementary financial information is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this report as if fully set forth herein.
This Current Report on Form 8-K also corrects certain previously disclosed operating data related to the Financial Consulting segment and the total Company with respect to the full-time billable consultant average billing rate, the revenue per full-time billable consultant and the revenue per full-time equivalents for the three and nine months ended September 30, 2009. Total revenues for the Financial Consulting segment and the total Company remain unchanged, however the mix of revenue attributable to full-time billable consultants and full-time equivalents decreased $1.1 million and increased $1.1 million in the three months ended September 30, 2009, respectively. The mix of revenue attributable to full-time billable consultants and full-time equivalents decreased $2.3 million and increased $2.3 million in the nine months ended September 30, 2009, respectively, thereby resulting in a change to the aforementioned operating metrics for the three and nine months ended September 30, 2009.
As a result of the correction of the revenue mix discussed above, the corrected operating metrics are as follows:

	Financial Consulting Segment			Total Company
	Three months ended September 30,			Three months ended September 30,
			2009			2009
		2009	Previously		2009	Previously
	2010	Revised	Reported	2010	Revised	Reported
Full-time billable consultant average billing rate per hour	$324	$329	$359	$249	$291	$294
Revenue per full-time billable consultant (in thousands)	$129	$133	$145	$90	$101	$102
Revenue per full-time equivalents (in thousands)	$68	$71	$60	$49	$45	$44

	Financial Consulting Segment			Total Company
	Nine months ended September 30,			Nine months ended September 30,
			2009			2009
		2009	Previously		2009	Previously
	2010	Revised	Reported	2010	Revised	Reported
Full-time billable consultant average billing rate per hour	$308	$309	$331	$243	$266	$268
Revenue per full-time billable consultant (in thousands)	$377	$366	$392	$250	$280	$283
Revenue per full-time equivalents (in thousands)	$204	$193	$168	$147	$127	$125
Additionally, the following revenue discussions for the Financial Consulting segment and the total Company are impacted by the foregoing corrections and are corrected as follows.
Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009
Of the overall $3.6 million decrease in total Company revenues, $16.2 million was attributable to our full-time billable consultants, partially offset by a $12.6 million increase attributable to our full-time equivalents. The $16.2 million decrease in full-time billable consultant revenues was primarily attributable to a decrease in the demand for our services coupled with a continued weakened economy that has resulted in a decrease in discretionary spending by our clients as well as delayed decisions by clients on new client engagements. Our average billing rate decreased in the quarter compared to the same period in the prior year, however utilization increased due to the decrease in our billable headcount. The $12.6 million increase in full-time equivalent revenues resulted from increased demand for our variable, on-demand consultants in each of our segments.
Of the overall $1.5 million decrease in Financial Consulting revenues, $1.4 million was attributable to our full-time billable consultants and $0.1 million was attributable to our full-time equivalents. The $1.4 million decrease in full-time billable consultant revenues was primarily due to a decrease in demand for our consulting services. The $0.1 million decrease in full-time equivalent revenues resulted from a slight decrease in demand for our variable, on-demand consultants.

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009
Of the overall $8.8 million decrease in total Company revenues, $51.3 million was attributable to our full-time billable consultants, partially offset by a $42.5 million increase attributable to our full-time equivalents. The $51.3 million decrease in full-time billable consultant revenues was primarily attributable to a decrease in the demand for our services coupled with a continued weakened economy that has resulted in a decrease in discretionary spending by our clients as well as delayed decisions by clients on new client engagements. Our average billing rate and utilization decreased in the first nine months of 2010 compared to same period in the prior year. The $42.5 million increase in full-time equivalent revenues primarily resulted from increased demand for our variable, on-demand consultants in each of our segments.
Of the overall $3.3 million increase in Financial Consulting revenues, $5.3 million was attributable to our full-time equivalents, which was partially offset by a $2.0 million decrease attributable to our full-time billable consultants. The $5.3 million increase in full-time equivalent revenues resulted from an increase in demand for our variable, on-demand consultants. The $2.0 million decrease in full-time billable consultant revenues was primarily due to a decrease in demand for our consulting services.
The information furnished pursuant to this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

99.1	Supplementary financial information

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.

(Registrant)

Date:	November 12, 2010	/s/ James K. Rojas

James K. Rojas
Vice President, Chief Financial Officer
and Treasurer